Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-158762, 333-133908, 333-115069, 333-144568, and 333-142192) and Forms S-8 (Nos. 333-135087, 333-61323, 333-85659, 333-62626, and 333-152658) of Kimco Realty Corporation and Subsidiaries of our report dated March 15, 2010, relating to the consolidated statements of revenues and certain operating expenses of PL Retail LLC and Subsidiaries for the years ended December 31, 2008, 2007, and 2006, which appear in this Current Report on Form 8-K of Kimco Realty Corporation and Subsidiaries dated March 15, 2010.

/s/ Weiser LLP

New York, New York

March 15, 2010

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